SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                              AMENDMENT NUMBER ONE

                                Paracelsian, Inc.
                                (Name of Issuer)

                               CUSIP No. 698898103

                           Biomar International, Inc.
                                 Nelson Campbell
                                100 Europa Drive
                                    Suite 599
                        Chapel Hill, North Carolina 27514
                           Telephone No. 919-933-2021
           (Name, address and telephone number of person authorized to receive notices and communications)

                                    Copy to:
                                Ronald D. Raxter
                             234 Fayetteville Street
                                    Suite 100
                          Raleigh, North Carolina 27601

                                January 14, 1998

             (Date of event which requires filing of this statement)


              If the filing person has previously filed a statement
             on Schedule 13G to report the acquisition which is the
                subject of this Schedule 13D, and is filing this
                schedule because of Rule 13D, and is filing this
                  schedule because of Rule 13d-1(b)(3) or (4),
                          check the following box [ ].

                           Check the following box if
                               a fee is being paid
                            with this statement [ ].

---------------------                                        -------------------

CUSIP NO. 698898103                                                  PAGE 2 OF 6
---------------------                                        -------------------

(1)      NAME OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Biomar International, Inc.

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]
         -----------------------------------------------------------------------

(3)      SEC USE ONLY
         -----------------------------------------------------------------------

(4)      SOURCE OF FUNDS*                   BK
         -----------------------------------------------------------------------

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]
         -----------------------------------------------------------------------

(6)      CITIZENSHIP OF PLACE OF ORGANIZATION
         Delaware
         -----------------------------------------------------------------------

                  NUMBER OF         (7)              SOLE VOTING POWER
                                                          3,168,146
                  SHARES            --------------------------------------------

                  BENEFICIALLY      (8)              SHARED VOTING POWER
                                                          3,710,767
                  OWNED BY          --------------------------------------------

                  EACH              (9)              SOLE DISPOSITIVE POWER
                                                          3,168,146
                  REPORTING         --------------------------------------------

                  PERSON WITH       (10)             SHARED DISPOSITIVE POWER
                                                          3,710,767
                                    --------------------------------------------

---------------------                                        -------------------

CUSIP NO. 698898103                                                  PAGE 3 OF 6
---------------------                                        -------------------


(11)              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                                  3,710,767
                  --------------------------------------------------------------

(12)              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  [ ] CERTAIN SHARES*

                  --------------------------------------------------------------

(13)              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  --------------------------------------------------------------

(14)              TYPE OF REPORTING PERSON*
                                    CO
                  --------------------------------------------------------------


(1)      NAME OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         T. Nelson Campbell

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]
         -----------------------------------------------------------------------

(3)      SEC USE ONLY
         -----------------------------------------------------------------------

(4)      SOURCE OF FUNDS*           BK
         -----------------------------------------------------------------------

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

         -----------------------------------------------------------------------

---------------------                                        -------------------

CUSIP NO. 698898103                                                  PAGE 4 OF 6
---------------------                                        -------------------

(6)      CITIZENSHIP OF PLACE OF ORGANIZATION
         United States
         -----------------------------------------------------------------------

                  NUMBER OF         (7)              SOLE VOTING POWER
                                                              284,750
                  SHARES            --------------------------------------------

                  BENEFICIALLY      (8)              SHARED VOTING POWER
                                                            3,452,896
                  OWNED BY          --------------------------------------------

                  EACH              (9)              SOLE DISPOSITIVE POWER
                                                              284,750
                  REPORTING         --------------------------------------------

                  PERSON WITH       (10)             SHARED DISPOSITIVE POWER
                                                            3,452,896
                                    --------------------------------------------

(11)              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                                            3,452,896
                  --------------------------------------------------------------

(12)              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  [ ] CERTAIN SHARES*

                  --------------------------------------------------------------

(13)              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  --------------------------------------------------------------

(14)              TYPE OF REPORTING PERSON*
                           IN
                  --------------------------------------------------------------

-------------------                                          -------------------

CUSIP NO. 698898103                                                  PAGE 5 OF 6
-------------------                                          -------------------


(1)      NAME OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         T. Colin Campbell
         -----------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                       (b)  [X]
         -----------------------------------------------------------------------

(3)      SEC USE ONLY
         -----------------------------------------------------------------------

(4)      SOURCE OF FUNDS*           BK
         -----------------------------------------------------------------------

(5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
         -----------------------------------------------------------------------

(6)      CITIZENSHIP OF PLACE OF ORGANIZATION
         United States
         -----------------------------------------------------------------------

                  NUMBER OF         (7)              SOLE VOTING POWER
                                                                257,585
                  SHARES            --------------------------------------------

                  BENEFICIALLY      (8)              SHARED VOTING POWER
                                                              3,425,731
                  OWNED BY          --------------------------------------------

                  EACH              (9)              SOLE DISPOSITIVE POWER
                                                                257,585
                  REPORTING         --------------------------------------------

                  PERSON WITH       (10)             SHARED DISPOSITIVE POWER
                                                              3,425,731
                                    --------------------------------------------

-------------------                                          -------------------

CUSIP NO. 698898103                                                  PAGE 6 OF 6
-------------------                                          -------------------

(11)              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                                         3,425,731
                  --------------------------------------------------------------

(12)              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  [ ] CERTAIN SHARES*

                  --------------------------------------------------------------

(13)              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  --------------------------------------------------------------

(14)              TYPE OF REPORTING PERSON*
                           IN
                  --------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 9, 1998               /s/ T. NELSON CAMPBELL
                                        ------------------------------
                                            T. Nelson Campbell

                                        /s/ T. COLIN CAMPBELL
                                        ------------------------------
                                            T. Colin Campbell

                                        Biomar International, Inc

                                        By:/s/ T. NELSON CAMPBELL
                                           ------------------------------
                                               T. Nelson Campbell
                                               Chairman of the Board